Exhibit 99.1



                       WERNER ENTERPRISES, INC.
                          14507 Frontier Road
                            P. O. Box 45308
                        Omaha, Nebraska  68145

FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3000

WERNER ENTERPRISES REPORTS FOURTH QUARTER 1999 AND ANNUAL 1999
OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, January 20, 2000
---------------------------------

      Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, today reported operating revenues and earnings for the fourth quarter and year ended December 31, 1999. Operating revenues for fourth quarter 1999 increased 21% to $280.6 million compared to $232.3 million in fourth quarter 1998. Earnings per share decreased to $.27 per share in fourth quarter 1999 compared to $.33 per share in fourth quarter 1998.

      Operating revenues increased 22% to $1.052 billion for the full year 1999 compared to $863.4 million in 1998. Earnings per share increased to $1.26 per share for 1999 compared to $1.19 per share in 1998.

      Clarence (C.L.) Werner, Chairman and Chief Executive Officer said "We were pleased to exceed our growth goal of $1 billion in revenues in 1999. However, we are disappointed that earnings didn't keep pace with the growth in revenues due primarily to the significant impact of high fuel prices in the second half of the year. In November 1999, the price per barrel of oil reached a nine-year high. On November 23, we announced that higher fuel prices were affecting fourth quarter 1999 earnings. Fuel prices remained at high price levels and reduced our earnings per share by approximately 10 cents for fourth quarter 1999 compared to fourth quarter 1998."

      The average fuel price per gallon (excluding fuel taxes) was 70% higher in fourth quarter 1999 compared to fourth quarter 1998. The Company has implemented customer fuel surcharge reimbursement programs to recover a portion of the higher fuel cost. However, a significant portion of the fuel expense increase is not being recovered. This is due to several factors, including: the fuel price levels which determine when surcharges are collected, unreimbursed empty miles between freight shipments, unreimbursed out-of-route miles caused in part by driver home time needs, and the unreimbursed costs of truck idling. Management continues to meet with its customers to explain the significant impact of high fuel prices and to improve the amount and percentage of fuel surcharge reimbursement.

      Customer freight demand remained strong throughout the fourth quarter of 1999. However, the driver recruiting market became more difficult.

      The  Company  also  announced the following  management  changes:
Robert Synowicki, Jr. has been promoted to the position of Executive Vice President and Chief Information Officer. Gregory L. Werner continues as President and has added the responsibility of Chief Operating Officer. Mark A. Martin has been promoted from Senior Vice President - Marketing to Executive Vice President - Marketing and Operations. Daniel H. Cushman has been promoted from Vice President - Sales to Senior Vice President - Van Division. We expect these management changes will continue to successfully position Werner Enterprises for the future.

      Werner also announced that during fourth quarter 1999, its Werner Logistics Services (WLS) division received formal notification of ISO 9002 certification. WLS provides transportation management services for a variety of retail, manufacturing, and food products companies. From 1995 when WLS was formed, non-trucking revenues (primarily logistics) have grown to over $60 million annually. Logistics revenues increased over 40% in 1999 compared to 1998.

      During the fourth quarter of 1999, Werner Enterprises repurchased 302,600 shares of its common stock at an average cost of approximately $13 per share. The Company's board of directors had previously authorized the repurchase of up to 2,500,000 shares. As of December 31, 1999, the Company has repurchased a total of 1,053,325 shares in 1997, 1998, and 1999 pursuant to this authorization. From time to time, the Company may continue to repurchase shares of its common stock.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                                          (In thousands)

                             Quarter       % of        Quarter      % of
                              Ended      Operating      Ended     Operating
                             12/31/99    Revenues     12/31/98    Revenues
                             --------    ---------    --------    ---------

Operating revenues           $280,563        100.0    $232,317        100.0
                             --------    ---------    --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 100,427         35.8      88,256         38.0
   Fuel                        25,210          9.0      14,124          6.1
   Supplies and maintenance    23,410          8.3      19,114          8.2
   Taxes and licenses          22,018          7.9      18,301          7.9
   Insurance and claims         7,417          2.6       5,729          2.5
   Depreciation                26,349          9.4      22,114          9.5
   Rent and purchased
     transportation            53,564         19.1      38,556         16.6
   Communications and
     utilities                  3,540          1.3       2,874          1.2
   Other                       (3,798)        (1.4)     (2,678)        (1.2)
                             --------    ---------    --------    ---------
      Total operating
        expenses              258,137         92.0     206,390         88.8
                             --------    ---------    --------    ---------
Operating income               22,426          8.0      25,927         11.2
                             --------    ---------    --------    ---------

Other expense (income):
   Interest expense             1,991          0.7       1,403          0.6
   Interest income               (379)        (0.1)       (428)        (0.1)
   Other                          105          0.0          40          0.0
                             --------    ---------    --------    ---------
      Total other expense       1,717          0.6       1,015          0.5
                             --------    ---------    --------    ---------

Income before income taxes     20,709          7.4      24,912         10.7
Income taxes                    7,873          2.8       9,466          4.1
                             --------    ---------    --------    ---------
Net income                    $12,836          4.6     $15,446          6.6
                             ========    =========    ========    =========


Diluted shares outstanding     47,590                   47,480
                             ========                 ========

Diluted earnings per share       $.27                     $.33
                             ========                 ========


                               Year        % of         Year        % of
                              Ended      Operating     Ended      Operating
                             12/31/99    Revenues     12/31/98    Revenues
                            ----------   ---------    --------    ---------

Operating revenues          $1,052,333       100.0    $863,417        100.0
                            ----------   ---------    --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                  382,824        36.4     325,659         37.7
   Fuel                         79,029         7.5      56,786          6.6
   Supplies and maintenance     87,600         8.3      72,273          8.4
   Taxes and licenses           82,089         7.8      67,907          7.9
   Insurance and claims         31,728         3.0      23,875          2.7
   Depreciation                 99,955         9.5      82,549          9.6
   Rent and purchased
     transportation            185,129        17.6     139,026         16.1
   Communications and
     utilities                  13,444         1.3      10,796          1.2
   Other                       (11,666)       (1.1)    (11,065)        (1.3)
                            ----------   ---------    --------    ---------
      Total operating
        expenses               950,132        90.3     767,806         88.9
                            ----------   ---------    --------    ---------
Operating income               102,201         9.7      95,611         11.1
                            ----------   ---------    --------    ---------

Other expense (income):
   Interest expense              6,565         0.6       4,889          0.6
   Interest income              (1,407)       (0.1)     (1,724)        (0.2)
   Other                           245         0.0         114          0.0
                            ----------   ---------    --------    ---------
      Total other expense        5,403         0.5       3,279          0.4
                            ----------   ---------    --------    ---------

Income before income taxes      96,798         9.2      92,332         10.7
Income taxes                    36,787         3.5      35,086          4.1
                            ----------   ---------    --------    ---------
Net income                     $60,011         5.7     $57,246          6.6
                            ==========   =========    ========    =========


Diluted shares outstanding      47,631                  47,910
                            ==========                ========

Diluted earnings per share       $1.26                   $1.19
                            ==========                ========


                                   BALANCE SHEET DATA
                                       (Unaudited)
                                     (In thousands)

                               As of                    As of
                             12/31/99                 12/31/98
                             --------                 --------

Current assets               $188,827                 $145,265

Total assets                  896,879                  769,196

Current liabilities           121,206 *                 91,907

Long-term debt                120,000                  100,000

Stockholders' equity          494,772                  440,588

* Current liabilities include $25 million of short-term debt at December 31, 1999.

      Werner Enterprises is a full-service transportation company providing truckload and other transportation services throughout the 48 states, portions of Canada and Mexico. The Company was founded in 1956 by C.L. Werner. Werner is one of the nation's largest truckload carriers with a fleet of 7,125 trucks and 18,900 trailers.

      Werner Enterprises' common stock is traded on the Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.
   --------------

      Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.